Exhibit 4.4

Form of outstanding restricted stock units issued under the 2019 Plan after January 1, 2024

HERITAGE DISTILLING HOLDING COMPANY, INC.

RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Award Agreement (“Agreement”) is made and entered into as of the date of grant set forth below (“Date of Grant”) by and between Heritage Distilling Holding Company, Inc., a Delaware corporation (“Company”), and the participant named below (“Participant”). Capitalized terms not defined herein shall have the respective meanings ascribed to them in the Company’s 2019 Stock Incentive Plan (“Plan”). A copy of the Plan has been provided to Participant.

Participant:	____________________
Date of Grant:	____________________
Vesting Commencement Date:	As set forth on Exhibit A
Number of Units (“RSUs”)
Subject to Award:	As set forth on Exhibit A

1. Grant of RSU. The Company hereby grants to Participant a Restricted Stock Unit Award (“Award”) for a number of shares of Common Stock of the Company set forth on Exhibit A (“Shares”). The Award is subject to all of the terms and conditions set forth herein and in the Plan, which is incorporated herein in its entirety. Capitalized terms not otherwise defined herein will have the meanings set forth in the Plan. In the event of any conflict between the terms in the Award and the Plan, the terms of the Plan will control. For purposes of this Agreement references to an “outstanding” RSU means an RSU that has been granted under this Award but has not yet become a Vested RSU. Such RSUs shall remain set aside for the Participant until they are fully vested and shall not terminate or otherwise revert to the Company unless specifically outlined herein.

2. Vesting.

2.1 Participant will receive a benefit with respect to an RSU only if it vests. Except as explicitly set forth below, two vesting requirements must be satisfied in order for an RSU to vest: (i) a time and service-based requirement (the “Service-Based Requirement”) and, (ii) the “Liquidity Event Requirement” (described below). An RSU shall actually vest (and therefore becomes a “Vested RSU”) on the first date upon which both the Service-Based Requirement and the Liquidity Event Requirement are satisfied with respect to that particular RSU (the “Vesting Date”).

2.2 Unless otherwise stated at the time of Grant, or later in the event the Grant is accelerated by the Company, the Service-Based Requirement will be satisfied in installments as follows: 25% of the total number of RSUs awarded will have the Service-Based Requirement satisfied on the 12-month anniversary of the Vesting Commencement Date, with 1/36th of the total number of RSUs awarded vesting monthly thereafter such that the RSUs are fully satisfied on the fourth anniversary of the Vesting Commencement Date, in each case subject to the Participant continuing to provide services to the Company as of such date.

2.3 The Liquidity Event Requirement will be satisfied as to any then-outstanding unvested RSUs on the first to occur of either: (1) immediately prior to a Change in Control (as defined below); (2) immediately upon the expiration of any lock-up in connection with an IPO (as defined below); (3) immediately prior to the Sale of an HDC Brand (as defined below) or the sale any HDC subsidiary, or any entity in which the Company has an ownership stake of no less than 10%; or upon the receipt by the Company of a third-party valuation or outside investment valuing the Company as a whole or any subsidiary at $200 million or more; provided, however, that the Board of Directors of the Company shall have the right to declare that in such case the Liquidity Event Requirement has not been met if the vesting of the RSUs would have material adverse impact on the Company’s cash-flow and ability to operate its business, including the payment of taxes owed by the Company for such vesting; provided, further, that all restricted stock units issued under the same Grant guidelines by the Company that are outstanding at the time of such determination by the Board of Directors must be treated the same. In addition, all RSUs that have met the Service-Based Requirement shall become Vested RSUs immediately prior to the initial expiration of the Plan.

2.4 Notwithstanding the foregoing all Tranches of RSUs set forth on Exhibit A, whether or not vesting has begun for each such Tranche, shall be deemed to have met the Service-Based Requirement upon Termination of Service, initiated solely by the Company, for any reason, except death, disability or Cause, such that all such unvested RSUs shall remain outstanding following such Termination of Service, and shall continue to be eligible for vesting until such time as either the Liquidity Event Requirement has occurred or the RSUs shall have otherwise vested or settled.

2.5 Unless otherwise covered in the Participant’s employment agreement, upon voluntary Termination of Service by the Participant, all RSUs that have met the Service-Based Requirement shall remain outstanding and be eligible for vesting until such time as either the Liquidity Event Requirement has occurred or the RSUs shall have otherwise vested or settled. For the avoidance of doubt, RSUs that have not met the Service-Based Requirement shall terminate and shall not continue to vest after the Termination of Service, unless otherwise covered in the Participant’s employment agreement.

2.6 Unless otherwise covered in the Participant’s employment agreement, upon Termination of Service because of the death or disability of Participant, the RSUs granted hereunder shall be deemed to meet the Service-Based Requirement for a period of 3 months following the closing of the estate of the decedent, or 12 months following a disability. For the avoidance of doubt, this provision is intended to allow RSUs to continue to vest per the Award through and during the 3 months following the closing of the estate of the Participant, or incapacitation of the Participant unless another provision in this Award, the Plan or the Participants employment Agreement provides a more advantageous outcome to Participant. In such case the provision in this Agreement or any conflicting document, Plan or employment agreement that is most advantageous to the Participant shall take priority. RSUs which will not meet the Service-Based Requirement at the end of that 12-month period shall automatically terminate upon such Termination of Service. All RSUs that have met the Service-Based Requirement under this Section 2.6 shall remain outstanding following such death or disability, and shall continue to be eligible for vesting until such time as either the Liquidity Event Requirement has occurred or the RSUs shall have otherwise vested or settled.

2.7 Upon Participant’s Termination of Service for Cause all RSUs that have not met the Service-Based Requirement shall automatically terminate upon the first notification to Participant of such termination and all RSUs that have met the Service-Based Requirement, shall remain outstanding and be eligible for vesting until such time as either the Liquidity Event Requirement has occurred or the RSUs shall have otherwise vested or settled.

For purposes of this Agreement, “Cause” means (i) the Participant’s conviction of, or plea of guilty or nolo contendere to, a misdemeanor involving dishonesty, wrongful taking of property, immoral conduct, bribery or extortion or any felony; (ii) willful material misconduct by the Participant in connection with the business of the Company; (iii) the Participant’s continued and willful failure to perform substantially his or her responsibilities to the Company, after written demand for substantial performance has been given by the Company that specifically identifies how the Participant has not substantially performed his responsibilities and the Participant has failed to reasonably cure such performance; or (iv) the Participant’s willful disclosure of confidential information.

3. Accelerated Vesting and Settlement.

3.1 All Tranches of RSUs set forth on Exhibit A, whether or not vesting has begun for each such Tranche, shall accelerate and shall immediately vest in full (i) upon formal execution of an agreement that will result in at least $25 million of equity investment in the Company on an agreed upon schedule by any one person or entity, or more than one person or entity acting, formally or informally as a group (a “Qualified Financing”); provided, that the Board of Directors of the Company shall determine that there is enough projected cash flow in the Company to cover the Company’s costs and obligations of such acceleration and vesting, including the tax expense to the Company for such vesting; provided, further that all restricted stock units issued by the Company under the same Grant guidelines that are outstanding at the time of such determination by the Board of Directors must be treated the same (ii) immediately prior to any Change in Control (as defined below), or (iii) immediately upon the expiration of any lock-up period in connection an IPO (as defined below), such that all RSUs shall be Vested RSUs at such time.

3.2 If an RSU becomes a Vested RSU, the Company will deliver one Share for each Vested RSU in accordance with the following schedule (each such date or event below, a “Settlement Time”):

●	Immediately prior to or at the Qualified Financing if the Board of Directors has determined there is enough projected cash flow to cover the Company’s costs and obligations of such acceleration and vesting, including the cost of taxes related to such vesting; provided, further that all restricted stock units issued under the same Grant guidelines by the Company that are outstanding at the time of such determination by the Board of Directors must be treated the same

●	Immediately prior to any Change in Control.
●	Immediately prior to the Sale of an HDC Brand or any HDC subsidiary, or any entity in which the Company has an ownership stake of no less than 10%.
●	Immediately upon the expiration of any lock-up period in connection with an IPO.
●	If the RSUs have become Vested RSUs, at the option of the Participant, upon the receipt by the Company of a third-party valuation or outside equity investment valuing the Company or any subsidiary at $200 million or more; provided, however, that the Board of Directors of the Company shall have the right to declare that in such case the Liquidity Event Requirement has not been met if the vesting of the RSUs would have material adverse impact on the Company’s cash-flow and ability to operate its business, including the taxes that are due to be paid by the Company for such vesting; provided, further that all restricted stock units issued under the same Grant guidelines by the Company that are outstanding at the time of such determination by the Board of Directors must be treated the same.
●	Immediately prior to the initial expiration of the Plan, unless both parties agree to extend such period in writing upon a renewal or extension of the Plan.

For purposes of this Agreement, “Change in Control” means:

(i) Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting, formally or informally as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company, except that any change in the ownership of the stock of the Company as a result of (A) and initial public offering, follow-on offering, debt offering, Preferred Stock offering, the exercise of warrants, or any additional issuance of security in the public markets, or (B) the issuance of new shares of the Company to a Person that is approved by the Board will not be considered a Change in Control; or

(ii) Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the jurisdiction of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

For purposes of this Agreement, “IPO” means the effective date of a registration statement of the Company filed under the Securities Act of 1933, as amended (the “Securities Act”) for the sale of the Company’s Common Stock.

For purposes of this Agreement, “Sale of an HDC Brand” means the sale of any Company product or product line that accounts for more than 20% of the Company’s sales or volume of production during the twelve months immediately prior to the sale.

4. No Obligation to Employ. Nothing in the Plan or this Agreement shall confer on Participant any right to continue in the employ of, or other relationship (whether as an officer, director, consultant or otherwise) with, the Company or any parent, subsidiary or affiliate of the Company, or limit in any way the right of the Company (or any parent, subsidiary or affiliate of the Company) to terminate Participant’s employment or other relationship at any time, with or without Cause.

5. Taxes.

5.1 Participant acknowledges that, regardless of any action taken by the Company, the ultimate liability for all income tax, social insurance, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legal applicability thereto, which are traditionally the responsibility of the recipient, (“Tax-Related Items”) is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company unless the Board of Directors approves of the Company paying for all or a portion of such tax liabilities in its sole discretion.

5.2 Prior to any relevant taxable or tax withholding event, as applicable, Participant agrees to make adequate arrangements satisfactory to the Company to satisfy all Tax-Related Items.

5.3 Finally, Participant agrees to pay to the Company any amount of his or her portion of Tax-Related Items that the Company may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by any of the means previously described. Notwithstanding any contrary provision of the Plan or of this Agreement, if Participant fails to make satisfactory arrangements for the payment of any Tax-Related Items when due, Participant permanently forfeits the Restricted Stock Units on which the Tax-Related Items were not satisfied and also permanently forfeit any right to receive Shares thereunder. In that case, the Restricted Stock Units will be returned to the Company at no cost to the Company.

6. Compliance with Laws and Regulations. The exercise of the RSUs and the issuance and transfer of Shares shall be subject to compliance by the Company and Participant with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s Common Stock may be listed at the time of such issuance or transfer. Participant understands that the Company is under no obligation to register or qualify the Shares with the Securities and Exchange Commission, any state securities commission or any stock exchange to effect such compliance. If any part of this Agreement is deemed to be invalid by statute, regulation or rule the implementation of the obligations herein shall be restructured to maximize to the greatest extent possible the benefits, or net cash equivalent thereof, the RSU recipient would have received had the Agreement been fully implemented as originally drafted.

7. Nontransferability of RSUs. The RSUs may not be transferred in any manner other than by will or by the laws of descent and distribution and may be exercised during the lifetime of Participant only by Participant. The terms of the RSUs shall be binding upon the executors, administrators, successors and assigns of Participant. Failure of any recipient by way of will or other inheritance transfer or distribution to execute any reasonably required documents, or to cover any aforementioned Tax obligations associated with the RSUs or Shares shall void the RSUs or Shares at no cost to the Company.

8. Privileges of Stock Ownership. Participant shall not have any of the rights of a shareholder with respect to any Shares until the RSUs have been settled.

9. Market Standoff Agreement. Participant acknowledges and agrees to comply with the Market Standoff restrictions set forth in the Plan, if any.

10. Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by Participant or the Company to the Plan Administrator for review. The resolution of such a dispute by the Plan Administrator shall be final and binding on the Company and Participant.

11. Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the General Counsel of the Company at its principal corporate offices. Any notice required to be given or delivered to Participant shall be in writing and addressed to Participant at the address indicated above or to such other address as such party may designate in writing from time to time to the Company. All notices shall be deemed to have been given or delivered upon: personal delivery; three days after deposit in the United States mail by certified or registered mail (return receipt requested); one business day after deposit with any return receipt express courier (prepaid); or one business day after transmission by facsimile (transmission confirmed).

12. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement shall be binding upon Participant and Participant’s heirs, executors, administrators, legal representatives, successors and assigns.

13. Limitation on Rights; No Right to Future Grants; Extraordinary Item of Compensation. By entering into this Agreement and accepting the grant of the RSUs evidenced hereby, Participant acknowledges: (a) that the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (b) that the grant of the RSUs is a one-time benefit which does not create any contractual or other right to receive future grants of options, or benefits in lieu of options; (c) that all determinations with respect to any such future grants, including, but not limited to, the times when RSUs will be granted, the number of shares subject to each Award, and the time or times when each RSU will be settled, will be at the sole discretion of the Company; (d) that the value of the RSUs is an extraordinary item of compensation which is outside the scope of Participant’s employment contract, if any; and that the RSU is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (e) that the vesting of the RSUs cease upon termination of employment or service relationship with the Company for any reason except as may otherwise be explicitly provided in the Plan or this Agreement; and (f) that the future value of the underlying Shares is unknown and cannot be predicted with certainty.

14. Entire Agreement. The Plan is incorporated herein by reference. This Agreement and the Plan constitute the entire agreement of the parties and supersede all prior undertakings and agreements with respect to the subject matter hereof.

15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware or such other jurisdiction under which the Plan is governed, without regard to its provisions regarding conflicts of laws. Participant hereby consents to any such change in jurisdiction without further action by Participant. Participant irrevocably consents to the nonexclusive jurisdiction and venue shall reside in the state and federal courts located in the State of Delaware.

ACCEPTANCE BY PARTICIPANT

Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. Participant has read and understands the terms and provisions thereof, and accepts the RSUs subject to all the terms and conditions of the Plan and this Agreement. Participant acknowledges that there may be adverse tax consequences upon settlement of the RSUs or disposition of the Shares and that Participant should consult a tax adviser prior to such settlement or disposition.

NEITHER THESE RSUs NOR THE SHARES OF COMMON STOCK ISSUABLE UPON SETTLEMENT OF THESE RSUs (COLLECTIVELY, THE “SECURITIES”) HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

EXHIBIT A

Award and Vesting Schedule

[Tranche 1

_____________ restricted stock units

Vesting Commencement Date: _____________

Tranche 1

_____________ restricted stock units

Vesting Commencement Date: _____________

Tranche 2

___________________ restricted stock units

Vesting Commencement Date: _____________

Tranche 3

_______ restricted stock units

Vesting Commencement Date: _____________